EXHIBIT 12.1

OccuLogix, Inc. and Consolidated Subsidiaries

Computation of Deficiency in the Coverage of Fixed Charges by Earnings Before Fixed Charges

	Three Months Ended March 31,	Year Ended December 31,
	2009	2008	2007	2006	2005	2004
	(Dollars in thousands)
Earnings before fixed charges:
Loss from continuing operations before income taxes, minority interest and income/(loss) from equity investees	$(1,671)	$(7,729)	$(38,655)	$(83,434)	$(163,473)	$(21,843)
Add fixed charges	—	318	874	288	—	24
Add amortization of capitalized interest	—	—	—	—	—	—
Add distributed income of equity investees	—	—	—	—	—	—
Subtract capitalized interest	—	—	—	—	—	—
Loss before fixed charges	$(1,671)	$(7,411)	$(37,781)	$(83,146)	$(163,473)	$(21,819)
Fixed charges:
Interest Expense	$—	$318	$17	$15	$—	$24
Amortization of debt expense	—	—	857	273	—	—
Estimate of interest expense within rental expense	—	—	—	—	—	—
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—	—
Total fixed charges	$—	$874	$874	$288	$—	$24
Deficiency of earnings available to cover fixed charges	$(1,671)	$(7,729)	$(38,655)	$(83,434)	$(163,473)	$(21,843)